EXHIBIT 2.7.7

                                                                       EXHIBIT A

                                     FORM OF
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 5th day of November, 1999 by and between Southern Aluminum & Steel Corporation, a Florida corporation ("SASCO"), and Jesse R. Joyner (the "Employee").

                                    RECITALS:

         WHEREAS, as of the date hereof, Able Telcom Holding Corp. ("Able"), is purchasing, pursuant to a Stock Purchase Agreement, dated November 5, 1999, all of the issued and outstanding capital stock of SASCO;

         WHEREAS, Employee will sell all of his ownership interest in SASCO to Able in connection with the aforementioned acquisition;

         WHEREAS, Employee is currently employed by SASCO;

         WHEREAS, Able, in connection with its review of SASCO has considered Employee's services important to the business of SASCO and, following the acquisition, Able and SASCO desire for SASCO to continue to employ the Employee;

         WHEREAS, in order to protect fully SASCO's and its affiliates' trade secrets and confidential information and the goodwill of the business of SASCO which Able has acquired by virtue of the acquisition described above and to ensure that Able enjoys the benefits of such goodwill and business, SASCO and the Employee desire to provide for Employee's agreement of confidentiality and agreement not to compete with SASCO or its affiliates as specified herein; and

         WHEREAS, SASCO and the Employee desire to set forth herein the terms and conditions on which the Employee will continue to be employed by SASCO including the terms of Employee's agreement not to compete.

         NOW, THEREFORE, in consideration of the mutual promises, agreements and mutual covenants set forth herein and for other good and valuable consideration the parties hereto hereby agree as follows:


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1.       EMPLOYMENT. SASCO hereby agrees to continue to employ the Employee, and the Employee hereby accepts such continuation of employment with SASCO, upon the terms and subject to the conditions set forth in this Agreement.

2. POSITION AND DUTIES. Subject to the authority of the Board, the Employee shall continue to perform the duties historically performed by Employee as Vice President of SASCO and such other duties as are appropriate for such position and are assigned to such position in the future. The Employee shall also serve in such additional capacities as may be requested of him from time to time by the President or the Board of Directors of SASCO (the "Board"). The Employee shall devote substantially all of his business time, attention, skill and best efforts to the diligent performance of his duties hereunder. On all matters not delegated to the Employee, the Employee shall report to the Chairman of the Board of SASCO and such other officers of SASCO as shall be assigned to supervise Employee from time to time.

3. TERM. The term of employment hereunder shall commence as of the date hereof (the "Commencement Date") and shall continue thereafter for a period of four years through and including November 5, 2003 (the "Term") unless earlier terminated in accordance with the provisions hereof. Notwithstanding the above, the covenants set forth in

         (i) Section 5 hereof shall survive for the periods set forth therein notwithstanding any termination of employment hereunder including any termination pursuant to this Section 3 upon the expiration of the Term; and

         (ii) Section 6 hereof shall survive for the periods set forth therein notwithstanding any termination of employment hereunder other than termination without cause as set forth in Section 10 hereof, including any termination pursuant to this Section 3 upon the expiration of the Term.

4. COMPENSATION. As compensation for all services rendered by the Employee under this Agreement, SASCO shall pay the Employee compensation as follows:

         (a) ANNUAL COMPENSATION. For all services rendered by the Employee during his employment under this Agreement, beginning on the Commencement Date, SASCO shall pay the Employee an annual salary in an amount not less than $150,000, payable bi-weekly, or at such other intervals as Able executives may be paid, in substantially equal installments. The Employee's salary shall be eligible for increases granted by the Board in its sole discretion.

         (b) BENEFITS. The Employee shall be entitled to participate in those perquisites and benefits generally available to employees of Able and its affiliates of similar status and rank as the Employee in accordance with Able's regular policies.

         (c) BONUSES. The Employee shall be eligible for merit bonuses based on management's and the Board of Director's discretion and their evaluation of Employee's performance and the financial performance of the consolidated Able group.

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         (d) TAXES AND WITHHOLDINGS. All taxes and governmentally required withholdings shall be deducted from any amount paid by SASCO to the Employee hereunder in conformity with applicable laws.

5. CONFIDENTIALITY. The Employee acknowledges and agrees that the Trade Secrets (as defined below) and the Confidential Information (as defined below) of SASCO and its affiliates (including any parent, subsidiaries or commonly controlled entities) and all physical embodiments thereof (collectively referred to as the "Proprietary Information") are valuable, special and unique assets of the business of SASCO and its affiliates and have been developed by SASCO and its affiliates and will continue to be developed by SASCO and its affiliates following Able's purchase of SASCO at considerable time and expense. Employee further acknowledges that access to such Proprietary Information is essential to performance of Employee's duties and responsibilities under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that except with respect to those duties assigned to him by SASCO, Employee shall hold in strictest confidence all Proprietary Information, regardless of whether such Proprietary Information was received prior to, on or subsequent to the date of this Agreement, will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor wilfully make use of such information for Employee's own purposes or for the benefits of any person, firm, corporation, association or other entity (except SASCO and its affiliates) under any circumstances, except that Employee may disclose such Proprietary Information pursuant to a court order, subpoena or other legal process, provided that, at least ten days in advance of any legal disclosure, the Employee shall furnish SASCO with a copy of the judicial or administrative order requiring that such information be disclosed together with a written description of the information to be disclosed (which description shall be in sufficient detail to allow SASCO and its affiliates to determine the nature and scope of the information proposed to be disclosed), and the Employee covenants and agrees to cooperate with SASCO and its affiliates to deliver the minimum amount of information necessary to comply with such order.

         For purposes of this Agreement, the term "Trade Secrets" means information, including but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Agreement, the term "Trade Secrets" does not include information that Employee can show by competent proof (i) was known to Employee and reduced to

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writing prior to disclosure by SASCO or its affiliates (but only if Employee promptly notifies SASCO of Employee's prior knowledge); (ii) was generally known to the public at the time SASCO or its affiliates disclosed the information to Employee; (iii) became generally known to the public after disclosure to the Employee through no act or omission of Employee; or (iv) was disclosed to Employee by a third party having a bona fide right both to possess the information and to disclose the information to Employee.

         The term "Confidential Information" means any data or information of SASCO (including information of SASCO or SASCO's affiliates), other than Trade Secrets, regarding the business of SASCO and its affiliates or their policies and operations which is valuable to SASCO and not generally known to competitors of SASCO and its affiliates. For purposes of this Agreement, the term "Confidential Information" does not include information that Employee can show by competent proof (i) was known to Employee and reduced to writing prior to disclosure by SASCO or its affiliates (but only if Employee promptly notifies SASCO of Employee's prior knowledge); (ii) was generally known to the public at the time SASCO or its affiliates disclosed the information to Employee; (iii) became generally known to the public after disclosure to the Employee through no act or omission of Employee; or (iv) was disclosed to Employee by a third party having a bona fide right both to possess the information and to disclose the information to Employee.

         The provisions of this Section 5 will apply to Trade Secrets for so long as such information remains a Trade Secret and to Confidential Information during Employee's employment with SASCO and for a period of three years following any termination of Employee's employment with SASCO for whatever reason.

6.       COVENANT NOT TO COMPETE.

         (a) AGREEMENT NOT TO COMPETE. SASCO designs, installs and implements surveillance systems, signalization, Intelligent Transportation Systems and roadway lighting for advanced highway communications networks (the "Business"). In order to fully protect SASCO's and its affiliates' Confidential Information and Trade Secrets and the goodwill of the Business of SASCO purchased by Able on the date hereof, and to ensure that SASCO enjoys the benefits of that Business, for a period of five years from the date hereof (the "Non-Competition Period"), Employee shall not, except as authorized in writing by SASCO, directly or indirectly, be employed by, render services to, assist, participate in the affairs of, invest in, or otherwise be connected with, any person or enterprise which person or enterprise is engaged in, or is planning to engage in, and shall not personally engage in, any business that is in any respect competitive with the Business of SASCO or any of its affiliates, whether relating to products or services of the Business, within any state in which SASCO is conducting Business or reasonably expects

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to conduct business at the time the Employee's employment is terminated and any state in which SASCO conducted Business within the two years preceding the termination of the Employee's employment (the "Territory"); provided that Employee may hold investments representing a less than 5% interest in any publicly held entity competing with SASCO. SASCO recognizes Employee's ownership of SASCO, LLC, which owns 36% of L&K Electric Supply, and hereby acknowledges and agrees that such ownership shall not violate the laws of this Section 6(a). In furtherance of such covenant not to compete, Employee hereby acknowledges that SASCO currently does business, and following the acquisition described herein, SASCO shall continue to do business in a growing number of locales throughout the United States and that in his capacity as an employee of SASCO his responsibilities have involved and will continue to involve the conduct of business throughout such Territory.

         (b) NON-SOLICITATION COVENANT. Employee agrees that for the Non-Competition Period, he will not, nor will he assist any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any agent, non-employee sales representative, customer, subscriber or supplier of SASCO or any affiliate of SASCO to terminate its employment or other arrangement with SASCO or any affiliate of SASCO, otherwise change its relationship with SASCO or any affiliates of SASCO, or establish any relationship with Employee or any of his affiliates for any business purpose deemed materially competitive with the Business.

         (c) NON-INTERFERENCE WITH EMPLOYEES. Employee agrees that for the Non-Competition Period, he will not, nor will he assist any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce employee of SASCO or any affiliate of SASCO to terminate or otherwise negatively affect his or her employment relationship with SASCO or any affiliate of SASCO, or establish an employment relationship directly or indirectly with Employee or any entity other than SASCO or its affiliate with whom Employee is affiliated, absent the express written consent of SASCO's Board of Directors.

         (d) REMEDIES. The parties recognize, acknowledge and agree that (i) any breach or threatened breach of the provisions of this Section 6 shall cause irreparable harm and injury to SASCO and that money damages alone will not provide an adequate remedy for such breach or threatened breach, (ii) the duration, scope and geographical application of this Section 6 are fair and reasonable under the circumstances of the business of SASCO, and are reasonably required to protect the legitimate business interests of SASCO and the goodwill of the business purchased by Able, (iii) the restrictions contained in this
Section 6 will not prevent the Employee from earning or seeking a livelihood, and (iv) the restrictions contained in this Section 6 shall apply in all areas where such application is permitted by law. Accordingly, the Employee agrees that

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SASCO shall be entitled to have the provisions of this Section 6 specifically enforced by any court having jurisdiction, and that such a court may issue a temporary restraining order, preliminary injunction or other appropriate equitable relief, without having to prove the inadequacy of available remedies at law, having to post any bond or any other undertaking. In addition, SASCO shall be entitled to avail itself of all such other actions and remedies available to it or any of its affiliates under law or in equity and shall be entitled to such damages as it sustains by reason of such breach or threatened breach. It is the express desire and intent of the parties that the provisions of this Section 6 be enforced to the full extent possible.

         (e) SEVERABILITY. In light of the fact that the covenants set forth in
Section 6 are reasonably required to protect the legitimate interests of SASCO, if any provision of this Section 6 hereof is held to be unenforceable because of the duration of such provision, the area covered thereby or the scope of the activity restrained, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and/or the scope of the activity to be restrained contained in such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend and agree that the covenants contained in
Section 6(a) shall be construed as a series of separate covenants, one for each municipality, community or county included within the area designated by Section 6(a). Except for geographic coverage, the terms and conditions of each such separate covenant shall be deemed identical to the covenant contained in Section 6(a). Furthermore, if any court shall refuse to enforce any of the separate covenants deemed included in Section 6(a), then such unenforceable covenant shall be deemed eliminated from the provisions hereof to the extent necessary to permit the remaining separate covenants to be enforced in accordance with their terms. The prevailing party in any action arising out of a dispute in respect of any provision of this Section 6 shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs and disbursements incurred in connection with the prosecution or defense, as the case may be, of any such action.

7. RESPONSIBILITIES UPON TERMINATION. Upon the termination of his employment by SASCO for whatever reason and irrespective of whether or not such termination is voluntary on his part:

         (a) The Employee shall advise SASCO of the identity of his new employer within ten days after accepting new employment and further agrees to keep SASCO so advised of any change in employment during the Non-Competition Period;

         (b) SASCO in its sole discretion may notify any new employer of the Employee that the Employee has the obligations set forth in paragraph 6 to SASCO during the Non-Competition Period;

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         (c) The Employee shall deliver to SASCO immediately upon termination of his employment all proprietary information and all other records, forms, contracts, memoranda, work papers, customer data and any other proprietary documents of SASCO which have come into his possession by reason of his employment with SASCO and which contain Trade Secrets or Confidential Information, and any other documents necessary for the consistent operation by SASCO of its business, irrespective of whether or not any of said documents were prepared for him, and he shall not retain memoranda in respect of or copies of any of said documents; and

         (d) The Employee shall participate in an exit interview with SASCO.

8. SEPARATE AGREEMENTS. The covenants of the Employee contained in Sections 5 and 6 of this Agreement shall be construed as separate agreements independent of any other agreement, claim, or cause of action of the Employee against SASCO, whether predicated on this Agreement or otherwise. In particular, the covenants of the Employee contained in Sections 5 and 6 of this Agreement shall be independent of the corresponding covenants of Employee set forth in that certain Non-Competition Agreement dated of even date herewith by and between SASCO and the Employee (the "Non-Competition Agreement"). In no event shall the termination of Employee's responsibilities under this Agreement result in the termination of Employee's responsibilities under the Non-Competition Agreement. The covenants contained in this Agreement are necessary to protect the legitimate business interests of SASCO.

9. TERMINATION FOR CAUSE. SASCO shall have the right at any time to terminate the employment of the Employee for cause by delivering to him a written notice specifying such cause. If SASCO exercises such right, SASCO's obligation under this Agreement to make any further payments to the Employee shall thereupon cease and terminate. This Section 9 of this Agreement in no way limits SASCO's right to terminate Employee's employment without cause pursuant to Section 10 of this Agreement. As used herein, the term "cause" shall include but not be limited by:

         (a) misappropriating any funds or any material property of SASCO or its affiliates, customers, suppliers or other related entities;

         (b) obtaining or attempting to obtain any material personal profit from any transaction, other than as contemplated by this Agreement, in which the Employee has an interest which is adverse to the interest of SASCO unless SASCO shall first give its written consent to such transaction;

         (c) (i) neglecting or refusing to perform the duties contemplated by this Agreement, (ii) the willful taking of actions which directly impair the Employee's ability

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to perform his duties contemplated by this Agreement; (iii) breaching any term of this Agreement; or (iv) taking any action detrimental to SASCO's goodwill or damaging to SASCO's relationships with its customers, suppliers or employees; provided that such neglect or refusal, action or breach shall have continued for a period of or is not remedied within 10 days following written notice thereof;

         (d) being convicted of or pleading guilty or NOLO CONTENDERE to any crime or offense constituting a felony under applicable law or any crime or offense involving fraud or moral turpitude;

         (e) acting or refraining from acting in respect of any of the duties contemplated by this Agreement and the Board determines in good faith that such action or inaction constituted gross negligence or a willful act of malfeasance or misfeasance; or

         (f) any material intentional failure to comply with laws or governmental regulations applicable to SASCO or the conduct of SASCO's business.

10. TERMINATION WITHOUT CAUSE. SASCO shall have the right at any time to terminate the employment of the Employee and this Agreement without cause effective upon 30 days prior written notice to the Employee. Upon termination of this Agreement pursuant to this Section 10, the Employee shall be entitled to receive, in full settlement and discharge of SASCO's obligation to the Employee,
(i) a lump sum amount equal to all compensation accrued and unpaid as of the date of termination; and (ii) in equal semi-monthly installments an amount equal to the base salary to which Employee would have been entitled under Section 4(a) hereof if this Agreement had not been terminated.

11. TERMINATION UPON DEATH OR DISABILITY. SASCO may terminate the employment of the Employee and this Agreement effective upon notice to the Employee (or his heirs or legal representatives, as the case may be) if the Employee either dies or is incapacitated or disabled by accident, sickness or otherwise and has been rendered mentally or physically incapable with or without reasonable accommodation of performing the services and duties required to be performed by him under this Agreement for a period of at least 90 consecutive days or 120 days within any 12 month period. Upon termination of this Agreement pursuant to this Section 11, the Employee (or his heirs or legal representatives, as the case may be) shall be entitled to receive, in full settlement and discharge of SASCO's obligation to the Employee, a lump sum amount equal to all compensation unpaid as of the date of termination.

12. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable

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provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

13.      MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the law of the State of Florida, without giving effect to the principles of conflicts of laws of such state.

         (b) COUNTERPARTS. This Agreement may be executed in several counterparts each of which is an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         (c) CONTENTS OF AGREEMENT; PARTIES IN INTEREST, ETC. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of SASCO and the Employee. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

         (d) SECTION HEADINGS. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         (e) NOTICES. All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, by a nationally recognized overnight courier service, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

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                  (1)      If to SASCO, to:

                           Southern Aluminum & Steel Corporation
                           c/o Able Telcom Holding Corp.
                           1000 Holcomb Woods Parkway
                           Suite 440
                           Roswell, GA 30076
                           Telephone: (770) 993-1570
                           Facsimile: (770) 993-8532

                           Attn:  President

                           Copies to:

                           Paul Hastings Janofsky & Walker LLP
                           600 Peachtree Street, Suite 2400
                           Atlanta, Georgia 30308
                           Facsimile:  (404) 815-2424

                           Attn: Elizabeth H. Noe, Esq.

                  (2)      If to the Employee, to:

                           Jesse R. Joyner
                           1185 Carrigan Blvd.
                           Merrit Island, FL 32952
                           Telephone:
                           Facsimile:

         (f) MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by SASCO and the Employee. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

         (g) THIRD PARTY BENEFICIARIES. Except as otherwise expressly set forth herein, no individual or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

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         (h) MEDIATION. SASCO and the Employee shall attempt in good faith to mediate any claim or controversy arising out of or relating to this Agreement or any breach thereof if either of them requests mediation and gives written notice to the other (the "Mediation Notice"). Any notice given pursuant to the preceding sentence shall include a brief statement of the claim or controversy. If SASCO and the Employee do not resolve the claim or controversy within twenty days after the date of the Mediation Notice, SASCO and the Employee shall then use reasonable efforts to agree upon an independent mediator. If SASCO and the Employee do not agree upon an independent mediator within ten days after the date of the Mediation Notice, either party may request that JAMS/Endispute ("JAMS"), or a similar mediation service of a similar national scope if JAMS no longer then exists, appoint an independent mediator. SASCO and the Employee shall share the costs of mediation equally and shall pay such costs in advance upon the request of the mediator or any party. Within ten days after selection of the mediator, the mediator shall set the mediation. If SASCO and the Employee do not resolve the dispute within 30 days after the date of the Mediation Notice, the dispute shall be decided by arbitration as set forth in Section 14(i) hereof.

         (i) ARBITRATION. Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration if such claim or controversy is not settled pursuant to Section 14(h) hereof. The venue for any such arbitration shall be Atlanta, Georgia. Except as expressly set forth herein, all arbitration proceedings under this Section 14(i) shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in force. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Judgment on the written award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator's full fees and expenses or, if in the arbitrator's opinion there is no prevailing party, the arbitrator's fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 14(i), the non-prevailing parties shall be required to pay the reasonable attorneys' fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorneys' fees and expenses.

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         IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed as of the date first above written.

                                    EMPLOYEE

                                    _____________________________________
                                    Jesse R. Joyner

                                    SASCO

                                    SOUTHERN ALUMINUM & STEEL CORPORATION

                                    By:__________________________________
                                    Name:________________________________
                                    Title:_________________________________

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